Exhibit (a)(1)(xv)

Supplement to the

Offer by

LIMITED BRANDS, INC.

To Purchase For Cash

Up to 68,965,000 Shares of its Common Stock

At a Purchase Price Not Greater Than $29.00 Nor Less Than $25.25 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED  AND  WILL  NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 22, 2004, UNLESS THE TENDER OFFER IS FURTHER EXTENDED.

November 8, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

On October 7, 2004, Limited Brands, Inc., a Delaware corporation (the “Company”), distributed an Offer to Purchase (as defined below) and a related Letter of Transmittal in connection with its tender offer to purchase for cash up to 80,000,000 shares of its common stock, $0.50 par value (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the “Shares”), at a price specified by its stockholders of not greater than $25.00 nor less than $21.75 per Share, without interest, upon the terms and subject to the conditions of the Offer to Purchase. The tender offer was scheduled to expire at 12:00 Midnight, New York City time, on November 5, 2004.

The Company has extended the expiration date of the tender offer to 12:00 Midnight, New York City time on Monday, November 22, 2004 (the “Expiration Date”). The Company has also increased the price per share at which stockholders may tender their shares to a price not greater than $29.00 nor less than $25.25 per Share, without interest and, as a result, has decreased the number of its Shares subject to the tender offer to 68,965,000.

The tender offer was originally made upon the terms and subject to the conditions described in the Offer to Purchase dated October 7, 2004 (as amended prior to the date of the Supplement (as defined below), the “Original Offer to Purchase”, together with the Supplement to the Offer to Purchase dated November 8, 2004 (the “Supplement”) collectively, the “Offer to Purchase”) and related Letter of Transmittal (the “Original Letter of Transmittal”) previously distributed to stockholders. The Original Offer to Purchase has subsequently been amended by the enclosed Supplement and related amended Letter of Transmittal (the “Amended Letter of Transmittal”). The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the “Offer”. We have been appointed by the Company to act as Dealer Managers in connection with the Offer. Capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to them in Offer to Purchase. The description of the Offer in this letter is only a summary, and is qualified by all of the terms and conditions of the Offer set forth in the Original Offer to Purchase, the Supplement and the Amended Letter of Transmittal.

STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE BY CHECKING THE BOX ENTITLED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” IN THE GREEN INSTRUCTION FORM AND WHO DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO COMPLETE A CREAM COLORED INSTRUCTION FORM.

ALL OTHER PREVIOUS TENDERS OF SHARES ON BEHALF OF STOCKHOLDERS FROM NOMINEE ACCOUNTS ARE INVALID. FOR THOSE STOCKHOLDERS, IN ORDER TO PROPERLY TENDER THEIR SHARES, THEY MUST PROVIDE YOU WITH NEW INSTRUCTIONS BY COMPLETING A CREAM COLORED INSTRUCTION FORM AND DELIVERING IT YOU AS SET FORTH IN THE INSTRUCTION FORM BEFORE THE EXPIRATION DATE OF THE TENDER OFFER. IF SUCH STOCKHOLDERS DO NOT COMPLETE THE CREAM COLORED INSTRUCTION FORM AND DELIVER

IT TO YOU IN AMPLE TIME TO PERMIT YOU TO SUBMIT THE TENDER OF SHARES BEFORE THE EXPIRATION OF THE OFFER, SUCH STOCKHOLDERS WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER.

The Company will determine a single per Share price, not greater than $29.00 nor less than $25.25 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the purchase price that will allow it to purchase 68,965,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the purchase price and not properly withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and related Amended Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the Expiration Date. As described in the Offer to Purchase, in the event the final purchase price is less than the maximum price of $29.00 per Share and more than 68,965,000 Shares are tendered in the Offer at or below the purchase price, the Company intends to exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the tender offer so that it repurchases up to $2 billion of its Shares. By way of example, if the final purchase price is the minimum purchase price of $25.25 per Share, the Company intends to purchase up to an additional 9,464,461 of its outstanding Shares to the extent tendered in the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

The tender offer is an element of the Company’s overall plan to return approximately $2.5 billion of capital to its stockholders. Shortly after completion of the tender offer, the Company intends to declare a special dividend of $500 million in the aggregate, subject to applicable legal requirements. By way of example, assuming the Company purchases 68,965,000 Shares in the Offer to Purchase, thus reducing its number of Shares outstanding to 404,258,066 (determined based on the number of shares outstanding on November 1, 2004), each remaining stockholder after the completion of the tender offer would receive approximately $1.24 per Share pursuant to the special dividend. If the Company is unable to purchase $2 billion of its Shares in the tender offer, it will consider, in its sole discretion, various other options for the cash, including, among other things, additional share repurchases or an increase in the special dividend. The amount of the dividend and the record date will be set at the time the dividend is declared. Stockholders who participate in the tender offer will not be entitled to receive the special dividend with respect to any Shares the Company purchases.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Supplement to the Offer to Purchase dated November 8, 2004;

2. Amended Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3. Amended Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to Wachovia Bank, N.A., the Depositary, for your use only.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 22, 2004, UNLESS THE OFFER IS FURTHER EXTENDED.

For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Amended Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” in the case of book-entry transfer, and any other documents required in the Amended Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Amended Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 9 of the Amended Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Banc of America Securities LLC

J.P. Morgan Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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